Exhibit 99.2
TEAM MEMBER QUESTIONS AND ANSWERS
1.	What has happened?

In early August, JLG was approached by Oshkosh Truck Corporation, Following appropriate and careful analysis and deliberation, a decision was made that it was in the best interest of JLG, its shareholders, Team Members and local communities to seek to negotiate a transaction with Oshkosh. Over the past few weeks JLG and Oshkosh, with the assistance of their respective financial and legal advisors, negotiated the terms of the acquisition and arrived at an agreement. The agreement was approved unanimously by the boards of directors of both JLG and Oshkosh over the October 14th and 15th weekend and was executed on Sunday, October 15.

Today, we are publicly announcing only that we have reached an agreement with Oshkosh. As of today, Oshkosh does not own JLG and the companies will remain independent until the transaction closes, which is anticipated to be in late 2006 or early 2007.

2.	What does this mean?

Until the transaction closes, it means business as usual for both companies. There are some specific exceptions at the corporate level – such as entering into or modifying material agreements, making unbudgeted expenditures, and disposing of assets. But generally JLG will continue to operate as it always has with Team Members reporting to work, suppliers making their deliveries and the Company continuing to design, manufacture and market AWP’s and telehandlers for our customers and dealers around the world.

When the transaction closes, which is anticipated to be in late 2006 or early 2007, Oshkosh will assume ownership of JLG.

3.	Who is Oshkosh?

Similar to JLG, Oshkosh is a capital goods company and is a leading global specialty truck manufacturer. They design, manufacture and market a broad range of commercial, fire and emergency and military trucks and truck bodies. Oshkosh has estimated annual sales of $3.4 billion, over 9,400 employees worldwide and over 5 million square feet of manufacturing space in 11 U.S. states, Mexico, The Netherlands, Canada, the U.K., Sweden and Italy.

Oshkosh is headquartered in Oshkosh, Wisconsin and its shares trade on the NYSE under the symbol “OSK.”

4.	What are Oshkosh’s acquisition principles?

In evaluating acquisition opportunities, Oshkosh identifies companies with #1 or #2 market positions, strong brands and a history of financial returns. They seek to retain corporate cultures and brands and view integration as a collaborative, team process. Oshkosh buys companies with the intention of growing them and treats acquired companies and their employees with dignity and respect. As a matter of fact, Oshkosh has completed 14 acquisitions since 1996 and in 13 of those acquisitions, employment levels have actually increased.

5.	Why is this good for JLG?

The acquisition is good for JLG for a variety of reasons. First, when combined with Oshkosh, JLG will become the fourth and largest business segment of an even larger publicly traded company with approximately $6 billion in revenues. This increased size should provide greater stability and increased financial strength over the long term. Second, our Team Members will benefit from the opportunities associated with being part of a larger, more diverse organization. Third, JLG and Oshkosh are highly complementary, with little overlap in customers and no overlap in product offerings. Accordingly, Oshkosh has no plans at this time to make any significant changes to its combined manufacturing asset base or workforce. Finally, while the companies’ customers and products are complementary, from a corporate culture and values standpoint, JLG and Oshkosh are very similar. Both companies are market leaders in their respective fields and are the preferred vendor of their customers. Accordingly, we both compete aggressively, applying best business practices and maintaining a high standard of corporate ethics. Both JLG and Oshkosh respect and value their Team Members as the foundation of their success.

6.	How will this acquisition affect JLG employees?

Oshkosh has no plans at this time to make any significant changes to the combined workforce. Overall, Team Members will benefit from the opportunities associated with being part of a larger, more diverse organization. JLG was selected because of our reputation and record as a successful organization, which is due primarily to the great work done by the JLG Team. The Oshkosh organization has no experience with aerial work platform or telehandler products so the skills of the current workforce are important to the successful integration.

7.	What is Oshkosh’s rationale for acquiring JLG?

In Oshkosh’s view, JLG....
•	is an exceptional, complementary capital goods company,

•	is well-run and conservatively managed,

•	boasts leading market positions with significant brand equity,

•	offers exceptional growth opportunities and solid financial returns,

•	provides increased leverage in procurement, manufacturing and distribution,

•	has technology sharing opportunities with other Oshkosh businesses,

•	possesses exceptional manufacturing capabilities and a “lean” mindset that fits well the Oshkosh’s philosophy.
In addition, Oshkosh realizes that it is the people of JLG that have made all of the above happen and who will continue to support the organization’s growth going forward.